Exhibit a(2)

CERTIFICATE OF AMENDMENT

OF

PW CYPRESS FUND, L.L.C.

           1.     The name of the limited liability company is PW Cypress Fund, L.L.C.

           2.     The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is UBS PW Tamarack International Fund, L.L.C.

           3.     This Certificate of Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PW Cypress Fund, L.L.C. this 6th day of April, 2001.

AUTHORIZED PERSON: By: /s/Daniel Archetti Daniel Archetti